Exhibit 99.1

     Genius Products Inc. Signs Music License For ``The Snowman''

   SAN DIEGO--(BUSINESS WIRE)--Nov. 24, 2003--Genius Products Inc. (OTCBB:GNPI) today announced that it has signed a multi-year licensing agreement with Copyrights at United Media to create children's music inspired by Raymond Briggs's best-selling children's book, "The Snowman."
   As part of the agreement, Genius Products will create a full line of music CDs inspired by the beautiful illustrations and lyrical story of The Snowman. The CDs will be sold individually, in multi-packs, and in gift sets with existing licensed products. The music line will debut in December 2003.
   Jean Sagendorph, licensing manager for publishing at United Media, stated, "The incredible imagery from the original 1978 classic book The Snowman, and the enchanting, award-winning look and score of the perennial holiday classic film, are rich inspiration for children's music. The Genius Products music is sure to be a holiday and year-round favorite for fans of the book of all ages."
   "The Snowman is a timeless and stunning classic," said Klaus Moeller, CEO of Genius Products. "It has sold over one million books in the U.S. and Canada alone, and 1.5 million videos, and the unforgettable, award-winning film is seen on TV by families worldwide every holiday season. The beautiful, distinctive line of licensed products is a seasonal favorite at department, book and specialty stores, and we're very excited to add our music to those terrific products."
   The rapidly-growing music series at Genius Products includes such well-know properties as Guess How Much I Love You, Raggedy Ann & Andy, The Rainbow Fish and Paddington Bear.
   Copyrights at United Media is a cooperative arrangement between United Media, The Copyrights Group Limited and Copyrights America. All North American licensing sales and retail contacts for the Copyrights portfolio of classic properties including The World of Beatrix Potter, Spot, and Paddington Bear are managed by the United Media team in New York City.

   About Genius Products Inc.

   Genius Products Inc. is a multi-brand company that designs and markets family entertainment products including DVDs, videos, CDs and cassettes. The products are sold under various brand names including Baby Genius, Kid Genius, AMC, Bozo the Clown, Paddington Bear, Raggedy Ann & Andy, Guess How Much I Love You, and The Snowman. The company's award-winning products are widely distributed at major retail stores nationwide such as Target, Wal-Mart, Toys R Us, Babies R Us, Borders, Best Buy, Shopko and Meijers. The company also licenses the Baby Genius brand to third party companies for a variety of products including, books, apparel and infant care products. Promotional partners include Kellogg's, The World Famous San Diego Zoo, Parents magazine, Playtex, Fazoli's and Child Magazine.
   This press release contains certain forward-looking statements that involve a number of uncertainties. Such statements are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, established be securities legislation, and are based on the assumptions and exceptions of the company at the time such statements are made. Actual results could vary for many reasons, including but not limited to, the timely development and acceptance of new products and general market conditions. Other such risks and uncertainties include the company's ability to grow its business, the continuation of the company's distribution network, growth and other matters, which are described in the company filings with the SEC.

    CONTACT: Genius Products Inc., San Diego
             Klaus Moeller, 858-793-8840
             info@geniusproducts.com